UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 22, 2014

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
 ☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on October 22, 2014 that third-quarter 2014 net income attributable to AT&T totaled $3.0 billion, or $0.58 per diluted share, compared to net income attributable to AT&T of $3.8 billion, or $0.72 per diluted share, in the third quarter of 2013. Our third quarter results include $213 million of Leap Wireless International, Inc. (Leap) and Atlantic Tele-Network Inc. (Alltel) integration costs and $42 million of DIRECTV merger charges.

Third-quarter 2014 revenues were $33.0 billion, up $799 million, or 2.5 percent, from the third-quarter 2013. The increase in revenues reflected increased revenues from wireless devices sold under AT&T NextSM (AT&T Next), and continued growth in our AT&T U-verse® (U-verse) and strategic business services, partially offset by continued declines in our legacy voice and data products. Compared with results for the third quarter of 2013, operating expenses were $27.6 billion versus $26.0 billion; operating income was $5.4 billion, down from $6.2 billion; and AT&T's operating income margin was 16.4 percent, compared to 19.2 percent.

Revenues from our Wireless segment for the third-quarter of 2014 were $18.3 billion, up 4.9 percent versus the year-ago quarter. The increase in revenues reflected the continuing trend by our postpaid subscribers to choose devices on installment purchase (our AT&T Next program) rather than the device subsidy model, which resulted in increased equipment revenue recognized for device sales. Third-quarter 2014 wireless operating expenses totaled $13.8 billion, up 7.5 percent versus the third quarter of 2013, and reflect higher equipment costs, network systems expenses, selling and administrative expenses and depreciation expense, which are largely attributable to the acquisition of Leap. AT&T’s wireless operating income margin was 24.6 percent compared to 26.4 percent in the year-ago quarter, reflecting pressure from the increasing popularity of Mobile Share Value plans, solid customer growth, promotional activities, and continued investment in new services. The operating results of the recently acquired Leap contributed to higher revenues and expenses, and lower margins.

We reported a net gain of 2.0 million wireless subscribers in the third quarter of 2014, bringing our wireless customer base to approximately 118.7 million at September 30, 2014, compared to 109.5 million at September 30, 2013. (Included in the base are approximately 4.5 million former Leap subscribers, as of the March 2014 closing date.) During the third quarter, net adds for connected devices were 1,275,000, net adds of postpaid subscribers were 785,000 and reseller net adds were 87,000. Prepaid had a net loss of 140,000 primarily due to declines in session-based tablets and expected reductions in Cricket subscribers as we transition the customer base. Third-quarter postpaid net adds include 466,000 smartphones and total branded smartphone net adds (both postpaid and prepaid) were 530,000. Total branded tablet net adds were 342,000.

During the third quarter of 2014, smartphone gross sales and upgrades were 6.8 million. Sales under AT&T Next continued to increase during the third quarter, with about half of all postpaid smartphone gross adds and upgrades, or about 3.4 million taking Next.

In the third quarter of 2014, an increasing number of subscribers have chosen to move to our simple pricing and no-device-subsidy plans (referred to as Mobile Share and Mobile Share Value, collectively referred to as “Mobile Share Plans”). At September 30, 2014 Mobile Share Plans represented nearly 47 million connections, or about 62 percent of postpaid subscribers. About 52 percent of our postpaid smartphone base is on no-device-subsidy plans. At the end of the quarter, about 82 percent, or 45.5 million, of postpaid smartphone subscribers are on usage-based data plans, compared to 72 percent, or 36.4 million, a year ago.

For the quarter, average service revenue per postpaid subscribers decreased 9.2 percent versus the year-earlier quarter and increased 0.6 percent versus the second quarter of 2014. The year-over-year trend reflects the increasing number of lower-ARPU but higher-margin tablets and the attractive Mobile Share pricing for customers who move off the traditional device subsidization model. The sequential trend reflects our continued success in our Mobile Share Value Plan offering over recent quarters. As we adjust our service offerings and pricing structures, management believes that postpaid phone-only ARPU plus Next subscriber installment billings (postpaid phone-only ARPU plus AT&T Next) is an appropriate representation of the monthly economic value per postpaid subscriber. Postpaid phone-only ARPU decreased 8.0 percent versus the year-earlier quarter, but increased 0.3 percent versus the second quarter of 2014. Postpaid phone-only ARPU plus AT&T Next decreased 3.4 percent versus the year-earlier quarter, but increased 2.0 percent sequentially.

Postpaid churn was 0.99 percent, compared to 1.07 percent in the year-ago third quarter, and compared to 0.86 percent in the second quarter of 2014. Total customer churn was 1.36 percent versus 1.31 percent in the third quarter of 2013 due to the expected pressure in prepaid subscribers and versus 1.47 percent in the second quarter of 2014.

Revenues from our Wireline segment for the third quarter of 2014 were $14.6 billion, a 0.4 percent decrease from the year-ago quarter and a 0.2 percent decrease on a sequential quarterly basis. Total revenues from our wireline business customers were $8.7 billion, a decrease of 2.0 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in IP-based data services. Total revenues from our wireline consumer customers were $5.7 billion, an increase of 3.0 percent compared to the third-quarter 2013, driven by a continued increase in IP-based broadband and video revenues partially offset by the decline in voice revenues.

At September 30, 2014, our total switched access lines were 21.5 million compared with 25.7 million at September 30, 2013. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased from 3.3 million at September 30, 2013 to 4.8 million at September 30, 2014. The decline in switched access lines reflects continuing economic pressures on our customers as well as customers switching to another AT&T product like wireless and VoIP and increasing competition from other wireless, VoIP and cable providers. Our total broadband connections were 16.5 million at September 30, 2014 and 16.4 million at September 30, 2013. U-verse High Speed Internet subscribers totaled 12.1 million at September 30, 2014, and now represent 73 percent of our total broadband base. At September 30, 2014, the number of U-verse video subscribers totaled 6.1 million, with a net gain of 216,000 subscribers in the third quarter of 2014. U-verse video penetration of customer locations continues to grow and was almost 22 percent at September 30, 2014. During the third quarter of 2014, the number of U-verse voice connections increased by 345,000 to reach 4.8 million.

Third-quarter wireline operating expenses totaled $13.3 billion, up 1.6 percent from the year-ago quarter, driven by higher U-verse related content fees, success-based growth costs and expenses incurred as part of Project VIP. AT&T’s wireline operating margin was 8.8 percent, compared to 10.6 percent in the year-earlier quarter.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 6 million shares, or $221 million during the third quarter of 2014. At the end of the third quarter, about 415 million shares remain on existing authorizations.

Our fourth-quarter 2014 results will reflect the annual remeasurement of our pension and other postemployment assets and obligations. One of the most significant assumptions used in determining the fair value of our obligation is the discount rate, which has significantly decreased since December 31, 2013. If the underlying bond rates remain constant or continue to decrease, we could record a material loss upon remeasurement in our fourth-quarter results. We estimate that a ten basis point change in the discount rate results in an approximate $1 billion change in our combined pension and postretirement obligations. Other significant assumptions include, but are not limited to: asset returns; medical costs, including subsidies; as well as the demographics of the participants, including mortality assumptions. Actuarial gains and losses are managed on a total company basis and are, accordingly, reflected only in consolidated results. Therefore, any gains or losses will not affect segment operating results or margins.

Our annual remeasurement will also include the effects of settlement accounting for a portion of our pension plan. Due in part to our 2013 enhanced retirement offer and other distributions, lump sum distributions from the plan during 2014 exceeded service and interest costs in early October.

We now expect consolidated revenue to grow in the 3 to 4 percent range for the year. Revenue impacts include:
•	The slower than expected growth of AT&T Next gross adds and upgrades and the greater than expected number of BYOD (bring your own device) gross adds;
•	The sale of the Connecticut wireline property expected on October 24;
•	Exiting select low-margin wireline wholesale businesses.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 22, 2014	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller